Exhibit 16.1

May 8, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the statements made by Motivating The Masses, Inc. in Item 4.01 in the Current Report on Form 8-K, which we understand will be filed with the Securities and Exchange Commission on May 8, 2017. We agree with the statements as related to our firm therein.

Very truly yours,

/s/ Anton & Chia, LLP

Newport Beach, CA